Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 12, 2011, except for paragraphs 2 and 3 of Note 16 as to which the date is November 22, 2011, with respect to the consolidated financial statements of Acadia Healthcare Company, LLC included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-178179) and related Prospectus of Acadia Healthcare Company, Inc. for the registration of 9,583,332 shares of its common stock.

/s/ Ernst & Young LLP

Nashville, Tennessee

December 12, 2011